EXHIBIT 10.1

Execution Copy

CTC MEDIA, INC.

STOCKHOLDERS’ AGREEMENT

This Stockholders’ Agreement (the “Agreement”), dated as of May 20, 2011, is entered into by and among CTC Media, Inc., a Delaware corporation (the “Company”); MTG Russia AB, a Swedish limited liability company (“MTG”); and Telcrest Investments Limited, a Cypriot limited liability company (“Telcrest”).  Subject to the provisions hereof, this Agreement will supersede and replace in its entirety the Stockholders’ Agreement of the Company dated as of May 12, 2006 (as amended through the time of effectiveness of this Agreement, the “Prior Agreement”).

INTRODUCTION

WHEREAS, in accordance with Section 4.1 of the Prior Agreement, Alfa CTC Holdings Limited (“Alfa”), as a Selling Stockholder (as defined in the Prior Agreement), has delivered a notice of its proposed sale of the 39,548,896 Shares (as defined below) currently owned by Alfa to MTG and MTG acknowledges that it has declined to deliver an Acceptance and waives its right to purchase under Section 4.1 of the Prior Agreement or otherwise (but only in order to permit the Alfa Purchase described herein, such waiver to have no force or effect if such Alfa Purchase is not consummated or this Agreement shall have been terminated in accordance with Section 7.2 hereof); and

WHEREAS, pursuant to an agreement dated May 20, 2011, Telcrest agreed to purchase the 39,548,896 Shares currently owned by Alfa (such purchase the “Alfa Purchase”); and

WHEREAS, in connection with and conditioned upon the consummation of the Alfa Purchase, in order to terminate all of the rights and obligations set forth in the Prior Agreement, Alfa, the Company and the Stockholders (as defined in the Prior Agreement) have executed a termination agreement; and

WHEREAS, in connection with and conditioned upon the consummation of the Alfa Purchase, the Company and the Stockholders (as defined herein and all subsequent references to the Stockholders herein shall be the Stockholders as defined herein) wish to provide for certain new or continuing arrangements among them with respect to voting, elections to the Board of Directors of the Company (the “Board”), approval of material transactions, restrictions on purchases of capital stock of the Company, certain restrictions on the transfer of Shares and other matters, in the manner set forth below; and

WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Section 7.1 (Definitions) below;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENTS

1.  Board of Directors

1.1  Board Composition.

(a)  In any and all elections of members of the Board, each Stockholder shall vote or cause to be voted all Shares owned by it, or over which it has voting control, and otherwise use its respective best efforts, so as to fix the number of members of the Board at nine (9) and, subject to the provisions of paragraph (b) below, to elect:

(i)  three (3) members of the Board designated by MTG, one of whom shall continue to serve as a Co-Chairman of the Board for so long as MTG has the right under paragraph (b) below to designate at least one (1) member of the Board;

(ii)  three (3) members of the Board designated by Telcrest, one of whom, initially, shall be the current Co-Chairman of the Board designated by Alfa (who shall continue to serve as Co-Chairman of the Board for so long as he continues in the sole discretion of Telcrest to be a Director) and thereafter, subject to the following provisos, one of whom shall continue to serve as a Co-Chairman of the Board for so long as Telcrest has the right under paragraph (b) below to designate at least one (1) member of the Board; provided that any future designee of Telcrest who is to serve as a Co-Chairman shall be a high profile Russian citizen with a good reputation within the business community in Russia as determined by Telcrest in its reasonable discretion; and

(iii)  three (3) additional members of the Board (the “Independent Directors”) designated by a simple majority of the entire Board as then constituted, each of whom shall be “independent” for audit committee purposes under the applicable rules and regulations of the Securities and Exchange Commission and the Marketplace Rules, and at least one of whom shall be a “Financial Expert” within the meaning of the applicable rules and regulations of the Securities and Exchange Commission and the Marketplace Rules.

(b)  Notwithstanding anything in paragraph (a) to the contrary, Telcrest shall not designate to the Board in accordance with paragraph (a) above any person who is, or who has been within the two year period prior to such designation, primarily engaged in the operations of RenTV, Channel 1, Channel 5 or the Video International business (it being understood that individuals who (i) have served only (and do not continue to serve) as non-employee consultants or advisors with respect to such businesses during the two year period prior to designation, and (ii) have not served as an employee or non-employee consultant or advisor to the Company shall not be prohibited from being designated to the Board).

(c)  In addition to the rights of MTG and Telcrest to designate members of the Board pursuant to Section 1.1(a) hereof, any other Stockholder shall have the right to designate one or more members of the Board; provided that the right of any Stockholder to designate one or more members of the Board (including such rights of MTG and Telcrest provided pursuant to Section 1.1(a) hereof) shall be subject to adjustment if the percentage of Shares held by such Stockholder reaches, exceeds or falls below the following thresholds:

(i)  for so long as it holds at least twenty percent (20%) of the Shares then outstanding, such Stockholder shall have the right to designate three (3) members of the Board;

(ii)  for so long as it holds less than twenty percent (20%) but at least fifteen percent (15%) of the Shares then outstanding, such Stockholder shall have the right to designate two (2) members of the Board;

(iii)  for so long as it holds less than fifteen percent (15%) but more than ten percent (10%) of the Shares then outstanding, such Stockholder shall have the right to designate one (1) member of the Board; and

(iv)  for so long as it holds ten percent (10%) or less of the Shares then outstanding, such Stockholder shall not have a right hereunder to designate any member of the Board.

(d)  Notwithstanding the foregoing, in no event shall the aggregate number of members of the Board to be designated by the Stockholders pursuant to the provisions hereof exceed six (6).  In the event that, pursuant to the provisions of paragraph (c), the Stockholders would have or acquire rights to designate, in the aggregate, more than six (6) members of the Board, then such rights of designation shall only be exercisable in respect of a total of six (6) members of the Board, with such rights apportioned among the Stockholders in order of priority reflecting the date on which each such Stockholder initially attained the ownership of Shares in an amount sufficient to afford such Stockholder the right to designate one or more members of the Board under this Agreement.  For purposes of the prior sentence, Telcrest shall be deemed to have acquired its shares prior to any other Stockholder other than MTG.

(e)  In the event that the ownership of Shares held by a Stockholder shall fall below a threshold set out in paragraph (c) above, such Stockholder shall cause one or more members of the Board designated by such Stockholder to resign such that, following such resignations, such Stockholder shall have the appropriate level of representation on the Board given its then current ownership of Shares.  The vacancy or vacancies created by such resignations shall be filled by a designee of the next Stockholder or Stockholders entitled to designate one or more members of the Board in accordance with paragraph (c) above, if any.  If there is no other such Stockholder and the Stockholders collectively shall have the right to designate fewer than four (4) members of the Board in accordance with paragraph (c) above, the vacancy or vacancies (in the event of a resignation) or other nominees for election (in the event of an election at an annual meeting) shall be filled by one or more additional members of the Board designated by a simple majority of the entire Board as then constituted such that the Board would, following the election of such additional members, comprise not more than seven (7)

individuals; provided that such designee(s) shall not be an officer, director or employee of any Stockholder or any Affiliate of a Stockholder or beneficially own, directly or indirectly, five percent (5%) or more of the outstanding capital stock of any such Person.

(f)  The Stockholders shall not vote to remove any member of the Board unless the Stockholders are instructed by the Stockholder that designated such Director to remove such Director.

(g)  Except as provided in paragraph (f) above, the designating Stockholder shall have the exclusive right to appoint its designee(s) and to remove its designee(s), as well as the exclusive right to fill vacancies created by reason of the death, removal or resignation thereof between annual meetings of stockholders (other than any resignation required by paragraph (e) above).

(h)  If members of the Board are to be elected at a meeting of stockholders, the Company shall provide the Stockholders with at least fifteen (15) Business Days’ prior written notice of any intended mailing of a notice to stockholders for a meeting at which members of the Board are to be elected.  Each Stockholder that has a right to designate a member or members of the Board hereunder for election at such meeting of stockholders shall give written notice to the Company and the other Stockholders, no later than ten (10) Business Days after such Company notice, of the person(s) designated by it pursuant to paragraphs (a) and (c) above as nominee(s) for election as member(s) of the Board.  The Company agrees that it will, to the extent permitted by applicable laws and the Marketplace Rules as in effect from time to time, nominate and recommend for election as members of the Board, and each of the Stockholders agrees to cause its designees on the Board to cause the nomination of, only the individuals designated, or to be designated, pursuant to paragraphs (a) and (c) above and this paragraph (h).  If any Stockholder that has a right to designate a member or members of the Board shall fail to give notice to the Company as provided above, the designees of such Stockholder(s) then serving as member(s) of the Board shall be deemed to be the designee(s) for re-election.

(i)  For purposes of this Section 1.1, in determining the number of Shares held by a Stockholder, only Shares outstanding shall be included and any Share Equivalent that has not then been exercised, converted or exchanged shall be excluded regardless of the application of the beneficial ownership rules of Rule 13d-3 under the Exchange Act.

1.2  Co-Chairmen.  For so long as each of MTG and Telcrest holds more than ten percent (10%) of the Shares then outstanding and therefore has a right to designate a Co-Chairman pursuant to Section 1.1 (Board Composition), such Co-Chairmen shall serve by rotation as the Chairman of individual meetings of the Board on a meeting-by-meeting basis.  In the event that MTG or Telcrest does not hold more than ten percent (10%) of the Shares then outstanding, the other party shall have the right to designate the sole Chairman; provided that such other party continues to hold at least twenty percent (20%) of the Shares then outstanding.  If such other party does not hold at least twenty percent (20%) of the Shares then outstanding but holds more than ten percent (10%) of the Shares then outstanding, such other party shall have the right to designate a Co-Chairman, and the Board, acting by a simple majority of the entire Board as then constituted, shall designate a member of the Board to serve as second Co-Chairman.  If neither MTG nor Telcrest holds more than ten percent (10%) of the Shares then outstanding, the Board, acting by a simple majority of the entire Board as then constituted, shall designate a member of the Board to serve as sole Chairman.  Notwithstanding the foregoing, in the event that MTG or Telcrest shall, in accordance with this Agreement, hold more than fifty percent (50%) of the Shares then outstanding at any time, then one of the members of the Board designated by such party shall serve as sole Chairman.

1.3  Dividend Policy.  The Stockholders agree that an appropriate policy for the Company in respect of dividends on the Common Stock would be for the Board to declare dividends in an amount designed to distribute to the stockholders of the Company no less than fifty percent (50%) of the net income of the Company during the preceding period, after giving due consideration to the current and anticipated cash needs of the Company, including any contemplated acquisitions, as well as the net debt level of the Company and market developments generally.

1.4  No Revocation.  The voting agreements contained herein are coupled with an interest and may not be revoked, except by an amendment or modification effected in accordance with Section 7.16 (Amendments and Waivers) or a termination effected in accordance with Section 7.3 (Termination).

1.5  Compliance with Rules.  The Stockholders and the Company agree that they will amend this Agreement from time to time, as necessary, in order for the Company to remain in compliance with the Marketplace Rules and any other applicable law, rule or regulation; provided that the foregoing provisions of this Section 1.5 shall not require any Stockholder to agree to any such amendment if such amendment would adversely affect the rights of any Stockholder vis-a-vis the Company or the other Stockholders.

1.6  Restrictive Legend.  All certificates and instruments representing Shares or Share Equivalents owned or hereafter acquired by the Stockholders or any transferee or pledgee of the Stockholders bound by this Agreement shall have affixed thereto a legend substantially in the following form:

“The securities represented by this [certificate/instrument] are subject to certain voting agreements, transfer restrictions and right of first offer provisions as set forth in a Stockholders’ Agreement, as amended from time to time, by and among the registered owner of this certificate, the Company and certain other stockholders of the Company, a copy of which is available for inspection at the offices of the Company.”

2.  Disclosures of Interests; Approval of Material Transactions

2.1  Disclosure.  The Stockholders agree to cause their respective Director designee(s) to disclose to the Board the material facts of any relationship giving rise to a direct or indirect financial interest (as defined below) in a matter to be considered by the Board (any such Director, for such purpose, an “Interested Director”) and to cause any such Interested Director designated by such Stockholder not to participate in Board discussions on such matter or to vote on such matter, including, without limitation, discussions relating to and/or votes on proposed Material Transactions (as defined below); provided that the Interested Director shall be provided an opportunity to present his or her views to the Board in person and deal with any issues arising from such presentation with respect to such matter, including by providing the Board with written materials.  Any such matter shall be approved by a simple majority of the disinterested Directors, even if such disinterested Directors are less than a quorum.  A “direct or indirect financial interest” means, with respect to any Director, a financial benefit to (a) such Director, (b) any Affiliate of such Director, (c) such Director’s employer or any of its Controlling Persons or Affiliates or (d) the Stockholder that has designated such Director or any of its Controlling Persons or Affiliates, in each case, that does not derive solely from such Person’s interest as a stockholder of the Company.

2.2  Approval of Material Transactions.

(a)  Subject to the provisions of applicable law and any applicable securities exchange listing requirements, any two Directors other than an Interested Director (the “Initiating Directors”) shall have the right to subject any proposed resolution of the Board (a “Proposed Resolution”) that, if adopted by the Board, would authorize, direct or instruct management of the Company to negotiate, enter into or consummate a Material Transaction, to the reconciliation procedure set forth in this Section 2.2 (the “Reconciliation Procedure”).

(b)  If the agenda for any meeting of the Board (each a “Relevant Board Meeting”) contains any item for review by the Board the subject matter of which may lead the Board to adopt a Proposed Resolution, then the Company shall identify such agenda item as a Material Transaction in the materials accompanying the agenda.  To initiate the Reconciliation Procedure, the Initiating Directors must notify the Company and each of the other Directors present at the Relevant Board Meeting no later than the commencement of the Relevant Board Meeting (the “Initiation Notification”).

(c)  If at any meeting of the Board, an item is raised for review by the Board that is not on the agenda and the subject matter of which may lead the Board to adopt a Proposed Resolution, then the members of the Board shall discuss such item only if at least two Directors designated by each of MTG and Telcrest (but only for so long as each, as the case may be, is entitled to designate at least two members of the Board), and at least two Independent Directors, are present (in person or by teleconference) at such meeting.  In the event any such item is raised and discussed, the Initiating Directors can initiate the Reconciliation Procedure by notifying the Company and each of the other Directors present at the meeting upon commencement of such discussion.

(d)  Upon receipt by the Company and each of the Directors or, in the case of a Reconciliation Procedure initiated under the foregoing clause (c), the Directors present at such meeting (other than the Initiating Directors) of the Initiation Notification, the Board shall refrain from adopting any Proposed Resolution which is the subject of the Reconciliation Procedure until a date that is at least forty-five (45) calendar days after the delivery of the Initiation Notification (the “Reconciliation Termination Date”), unless the Initiating Directors have agreed in writing that the Board may adopt such Proposed Resolution within a period of less than forty-five (45) calendar days.

(e)  At any time after the delivery of the Initiation Notification and at least twenty (20) calendar days prior to the expiration of the Reconciliation Termination Date, the Initiating Directors may demand that the Company convene a special meeting of the Board (a “Special Meeting”) for further consideration of the Material Transaction by delivering written notification to the Company requesting that the Company convene such Special Meeting (the “Special Meeting Notification”).  The Initiating Directors may, in the Special Meeting Notification, request that the Company retain a Special Consultant (as defined below) to review a Material Transaction of the type described in clause (i) or (ii) of paragraph (k) below in accordance with Section 2.2(i).

(f)  Upon receipt of a Special Meeting Notification, the Company shall undertake to (i) convene a Special Meeting as soon as practically possible and in any event prior to the Reconciliation Termination Date, and (ii) if requested by the Initiating Directors, retain a Special Consultant to review the Material Transaction and present its views on the Material Transaction at such Special Meeting.

(g)  At any time after the Reconciliation Termination Date, any Director may move for the adoption of the Proposed Resolution that is the subject matter of the Reconciliation Procedure.  Such Proposed Resolution must be approved and adopted by at least a simple majority of the disinterested Directors present at such meeting.

(h)  With respect to any single Material Transaction, only one Reconciliation Procedure may be initiated.

(i)  Upon demand from the Initiating Directors, a special consultant (a “Special Consultant”) shall be selected and engaged by the Company to review any Material Transaction.  Any such Special Consultant shall be independent from and in no way affiliated with any Stockholder.  The Company shall determine the scope of work to be performed by the Special Consultant and the compensation to be paid for the services of the Special Consultant.  The Stockholders hereby agree that (A) if such Material Transaction was not previously reviewed by an independent professional consultant approved by the Board or the Initiating Directors demanding the engagement of the Special Consultant are all Independent Directors, the Company shall be responsible for any fees charged by the Special Consultant, and (B) in all other instances fifty percent (50%) of the costs related to the review of the Material Transaction by the Special Consultant shall be borne by the Company and fifty percent (50%) shall be reimbursed by the Stockholder(s) that designated the Initiating Directors initiating the Reconciliation Procedure and demanding the review of the proposed Material Transaction by such Special Consultant, such reimbursement to be split equally between or among such Stockholders if there is more than one such Stockholder.

(j)  Notwithstanding the foregoing, the procedures set forth in this Section 2.2 shall be applicable only to extent that the Board shall have concluded in good faith, after receiving advice from its outside counsel, that such action is consistent with the discharge of its fiduciary duties to the stockholders of the Company.

(k)  For the purposes of this Section 2.2, “Material Transaction” shall mean any of the following:

(i)  a transaction or series of related transactions involving a value reasonably likely to exceed 10% of the Company’s consolidated total assets (as indicated in the most recent audited or unaudited financial statements filed with the Securities and Exchange Commission);

(ii)  other than in connection with a compensatory equity/option plan approved by the Board, the issuance in one or a series of related issuances of a number of Shares and/or Share Equivalents with voting power, or which upon full conversion, exercise or exchange would have voting power, exceeding 10% of the aggregate voting power of the Shares outstanding immediately prior to such proposed issuance; or

(iii)  the appointment of a new Chief Executive Officer of the Company.

3.  Purchase Restrictions

3.1  Standstill.  Without the prior written consent of each of the other Stockholders, each of MTG and Telcrest agrees, and agrees to cause its respective Affiliates, not to directly or indirectly acquire beneficial ownership of any additional Shares or Share Equivalents, in open market purchases or otherwise (including, without limitation, through the acquisition of ownership or control of another Stockholder or a Controlling Person of another Stockholder), to the extent that the acquisition of such additional Shares or Share Equivalents would result in such party (together with its Related Parties) beneficially owning Shares representing, with respect to MTG, more than forty percent (40%) or, with respect to Telcrest, thirty percent (30%) of the then outstanding Shares; provided, however, that no such consent shall be required for any acquisition of additional Shares or Share Equivalents by MTG or Telcrest pursuant to the Right of First Offer set forth in Section 4.1 (Right of First Offer; Procedures) below.  If either MTG or Telcrest Transfers (including in a series of related Transfers) at least 20% of the then outstanding Shares to any Person (including any Transfers to Related Parties of such Stockholder), then this Section 3.1 shall be automatically modified, without action by any of the parties to this Agreement so that (i) such transferee and MTG (in the case of Transfers made by MTG) shall on a collective basis be prohibited from beneficially owning Shares representing more than forty percent (40%) of the then outstanding Shares or, as the case may be, (ii) such transferee and Telcrest (in the case of Transfers made by Telcrest) shall on a collective basis be prohibited from beneficially owning Shares representing more than thirty percent (30%) of the then outstanding Shares.

3.2  Tender Offer Requirement.  Without limiting the provisions of Section 3.1 (Standstill) above, no Stockholder shall, nor shall it permit any of its Affiliates, individually or together with any of such Stockholder’s Related Parties, to, in any manner, directly or indirectly acquire beneficial ownership of any Shares (including, without limitation, through the acquisition of ownership or control of another Stockholder or a Controlling Person of another Stockholder) if, after giving effect thereto, such Stockholder (together with its Related Parties) would beneficially own, in the aggregate, fifty percent (50%) or more of the then outstanding Shares, unless such Shares are acquired by such Stockholder and/or one of its Related Parties pursuant to a Tender Offer; provided that, if at any time (i) a Third Party Investor makes a bona fide tender offer to purchase such percentage of the Shares that, when aggregated with any Shares then owned by such Third Party Investor and its Related Parties, would equal more than fifty percent (50%) of the then outstanding Shares, and a Stockholder or any of its Related Parties thereafter makes a Tender Offer during the period in which the tender offer made by such Third Party Investor is still in effect, or (ii) a Third Party Investor makes a bona fide tender offer during the period in which a Tender Offer made by a Stockholder or any of its Related Parties is still in effect, then the requirement in the definition of “Tender Offer” that the Tender Offer made by such Stockholder be accepted by stockholders of the Company holding a simple majority of the then outstanding Shares (excluding any Shares held by such Stockholder and its Related Parties) shall not apply; provided, further, however, that the restriction on acquisition of Shares provided in this Section 3.2 shall not apply to any acquisition of additional Shares by MTG or Telcrest pursuant to the Right of First Offer set forth in Section 4.1 (Right of First Offer; Procedures) below.

4.  Transfer Restrictions

4.1  Right of First Offer; Procedures.  Each Stockholder that, together with its Affiliates, beneficially owns fifteen percent (15%) or more of the Shares then outstanding (each, a “Major Stockholder”) shall have a right of first offer in respect of any Shares and/or Share Equivalents offered for Transfer by any other Major Stockholder on the terms set forth below:

(a)  If a Major Stockholder desires to sell any or all of its Shares and/or Share Equivalents (a “Selling Stockholder”), it shall give each other Major Stockholder (each, a “First Offeree”) and the Company written notice of the proposed sale, including the number of Shares and/or Share Equivalents to be sold and the cash price per Share at, and any other conditions, on which such Selling Stockholder is willing to sell such Shares or Share Equivalents (it being understood that no condition shall be imposed by a Selling Stockholder that would require any First Offeree to complete a purchase prior to the expiration or termination of the period for any requisite regulatory review).

(b)  The First Offerees may, within ninety (90) calendar days of receipt of such notice, give written notice to the Selling Stockholder and the Company of their intent, collectively, to purchase, or to designate Affiliates to purchase, such Shares at the proposed price and on the proposed conditions (an “Acceptance”); provided that, unless agreed otherwise by the Selling Stockholder, any Acceptance must provide for the purchase of all Shares and Share Equivalents initially offered by the Selling Stockholder.

(c)  If the First Offerees deliver an Acceptance, the First Offerees and the Selling Stockholder shall complete such purchase within twenty (20) Business Days of receipt of the Acceptance (or, if regulatory approval of the purchase is required, within ten (10) Business Days of receipt of such approval, if later) (the “ROFO Transaction Period”).

(d)  If (i) the First Offerees do not deliver an Acceptance or deliver a waiver of the right to purchase under this Section 4.1 or (ii) if the Selling Stockholder and the First Offerees have failed to consummate such purchase within the ROFO Transaction Period, the Selling Stockholder shall be free during the ninety (90)-calendar-day period following the expiration of the ROFO Transaction Period, the date of the delivery of such waiver or, if neither an Acceptance nor a waiver is delivered within the ninety (90)-calendar day period for acceptance, following the end of such initial period for acceptance, as the case may be, (or, if regulatory approval of the sale is required, such period will be extended to ten (10) Business Days following receipt of such approval, if later) to sell the number of Shares and Share Equivalents (but, in each case, not less) it initially proposed to sell to a party that is not a Related Party of the Selling Stockholder for an amount of aggregate consideration equal to or in excess of the aggregate cash price initially proposed by the Selling Stockholder and on conditions that are no more favorable to such party than those that were imposed on the First Offerees.  Any non-cash consideration to be received by the Selling Stockholder shall be valued at its fair market value as determined by an internationally recognized investment bank chosen by agreement of the Selling Stockholder and the First Offerees.  The Selling Stockholder shall pay the cost and expense of such investment bank.

(e)  If there is more than one First Offeree, the First Offerees shall coordinate their response and any Acceptance delivered shall represent the collective decision of the First Offerees and the First Offerees shall have the right, unless otherwise agreed between the First Offerees, to share in any purchase under this Section 4.1 pro rata based on the number of Shares beneficially owned by each such First Offeree compared with the aggregate number of Shares then beneficially owned by all First Offerees (unless one of the First Offerees determines not to participate in such purchase or otherwise does not coordinate its response), in which case the remaining First Offeree(s) shall have the right to purchase all such Shares and/or Share Equivalents, on a pro rata basis, if applicable).

4.2  Transfers Not Subject to Restrictions.

(a)  Any Major Stockholder may Transfer Shares to an Affiliate of such Major Stockholder without compliance with Section 4.1 (Right of First Offer; Procedures) hereof, provided that such Major Stockholder and transferee comply with Section 7.6(b) hereof (Significant Transfers; Affiliate Acquisitions).

(b)  The provisions of Section 4.1 (Right of First Offer; Procedures) hereof shall not apply to any Transfer by a Major Stockholder of a number of Shares and Share Equivalents that, together with all prior Transfers of Shares and Share Equivalents (assuming, in each case, full conversion, exchange and/or exercise of all such Share Equivalents) by such Major Stockholder and its Affiliates following the date of consummation of the Alfa Purchase other than Transfers to Affiliates, does not exceed two percent (2%) of the then outstanding Shares.

(c)  Any Stockholder may pledge Shares and/or Share Equivalents to any Person that is not a Related Party of, or otherwise an Affiliate of, such Stockholder (a “Pledgee”)

to secure a bona fide obligation to the Pledgee and such pledge and any foreclosure upon such pledge need not comply with the provisions of Section 4.1 (Right of First Offer; Procedures) hereof, if otherwise applicable; provided that the Pledgee agrees (i) to be bound by the terms and conditions of this Agreement if it executes on the pledge and to execute and deliver to the Stockholders and the Company an Adoption Agreement substantially in the form of Exhibit B hereto and (ii) to cause any transferee of the pledged Shares and/or Share Equivalents to be bound by terms and conditions of this Agreement and to execute and deliver to the Stockholders and the Company an Adoption Agreement substantially in the form of Exhibit B hereto.  Such Stockholder shall cause such Person to comply with this Section 4.2(c).

5.  Anti-Takeover Provisions

The Stockholders agree to vote all of their Shares then held such that at all times prior to the termination of this Agreement the following provisions aimed at reducing the risk of a hostile takeover shall be in place:

5.1  The Company’s Certificate of Incorporation shall provide for a ‘staggered’ Board with three classes of directors (within the meaning of Section 141(d) of the DGCL), each serving three-year terms (one MTG and one Telcrest designee to the Board shall be placed in each class for so long as MTG and/or Telcrest, as the case may be, has the right to designate three (3) members of the Board).

5.2  The Company’s Certificate of Incorporation shall provide that the stockholders of the Company shall not be permitted to act by written consent.

5.3  The Company’s Certificate of Incorporation shall not provide for ‘opting out’ of Section 203 of the DGCL.

6.  Representations and Warranties of the Stockholders

Each Stockholder party hereto on the date hereof hereby represents and warrants to the Company and the other Stockholders as of the date hereof and as of the consummation of the Alfa Purchase (and each Person who becomes a party to this Agreement after the consummation of the Alfa Purchase by executing an Adoption Agreement in the form of Exhibit B hereto shall be deemed to have represented and warranted to the Company and the other Stockholders as of the date on which such Person executes such Adoption Agreement) that:

(a)  Such Stockholder, if an entity, is duly organized and validly existing as a legal entity under the laws of its jurisdiction of organization and is not required to be qualified as a foreign corporation or other entity authorized to do business in any other jurisdiction in which its failure to be so qualified would have a material adverse effect on its ability to execute and deliver or perform its obligations under this Agreement.  Such Stockholder has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(b)  This Agreement has been duly and validly authorized, executed and delivered by such Stockholder and constitutes the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization moratorium or similar laws affecting creditors rights and remedies generally and by general equitable principles (whether applied by a court of law or equity).

(c)  The execution, delivery and performance by such Stockholder of this Agreement, compliance by such Stockholder with all of the provisions hereof and the consummation by such Stockholder of the transactions contemplated hereby will not:

(i)  conflict with or constitute a breach of any of the terms or provisions of, or a default under, such Stockholder’s constitutive documents if such Stockholder is an entity;

(ii)  conflict with or constitute a breach of any covenant, agreement, consent, order or decree to which such Stockholder is a party or bound or by which such Stockholder or any of its assets and properties is bound; or

(iii)  violate or conflict with any law applicable to such Stockholder or any of its assets and properties.

(d)  Except for filings that may be required under the Exchange Act, the execution, delivery and performance by such Stockholder of this Agreement, the compliance by such Stockholder with all of the provisions hereof and the consummation by such Stockholder of the transactions contemplated hereby will not require any consent, approval, authorization, other order or action of, filing with or notice to any applicable governmental or regulatory authority (for the avoidance of doubt this representation is not made with respect to consents, approvals, authorizations or filings that may be required upon the exercise in the future of any rights under Section 4.1 (Right of First Offer; Procedures) of this Agreement).

(e) (i) There is no action pending to which such Stockholder is a party or to which any of the Shares or Share Equivalents it owns or controls, beneficially or otherwise, is subject, which will result in, or could reasonably be expected to result in, the issuance of an order which (A) questions the validity of this Agreement or any action taken or to be taken pursuant hereto, (B) restrains, enjoins or otherwise prohibits or makes illegal consummation of any of the transactions contemplated hereby, or (C) would, or would reasonably be expected to, result in the issuance of an order which materially adversely affects the ability of such Stockholder to perform its obligations hereunder, (ii) to the knowledge of such Stockholder, no such action is threatened, and (iii) there are no facts or circumstances known to such Stockholder that would be expected to give rise to any such action.

(f)  Such Stockholder is, as of the date hereof, or in the case of Telcrest, as of the date of consummation of the Alfa Purchase, will be, the record holder and beneficial owner of the Shares described opposite such Stockholder’s Telcrest on Exhibit A hereto (or in the Adoption Agreement executed by such Stockholder).

(g)  Such Shares (in the case of Telcrest, assuming the consummation of the

Alfa Purchase) constitute the only shares of capital stock of the Company owned of record or beneficially by such Stockholder.

(h)  Except as provided in this Agreement, (in the case of Telcrest, assuming the consummation of the Alfa Purchase), and with respect to MTG, in the Prior Agreement, such Stockholder has (subject to the collective rights of its equityholders) sole power of disposition and sole voting power with respect to all such Shares, with no restrictions on such rights, other than such restrictions on Transfers as arise under applicable United States federal securities laws.

(i)  Except as provided in this Agreement (in the case of Telcrest, assuming the consummation of the Alfa Purchase), and with respect to MTG, in the Prior Agreement, such Shares are held free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements whatsoever.

(j)  Except for this Agreement, the Registration Rights Agreement, dated as of May 1, 2006, by and among the Company and certain of its stockholders, and with respect to MTG, the Prior Agreement, neither such Stockholder nor any of its Affiliates has entered into any agreement, arrangement or understanding with (i) any one or more of the Stockholders or any of their respective Affiliates with respect to matters relating to the Company, its management or any Shares or (ii) the Company, any of its Affiliates or management.

7.  General Provisions

7.1  Definitions.

(a)  “Affiliate” means, with respect to any Person, any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, officer or director of such Person.

(b)  “beneficial ownership,” “beneficially own” and such other derivatives shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

(c)  “Business Day” means any day other than a Saturday or Sunday on which banks are open for general business in New York and Moscow, Russia.

(d)  “Common Stock” means the common stock, par value $0.01 per share, of the Company.

(e)  “Controlling Person” means, with respect to any Person, any other Person which owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such first Person or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such first Person).

(f)  “DGCL” means the General Corporation Law of the State of Delaware as in effect from time to time.

(g)  “Director” means any member of the Board.

(h)  “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

(i)  “Marketplace Rules” means the National Association of Securities Dealers Marketplace Rules, as in effect from time to time.

(j)  “NASDAQ” means The NASDAQ National Market (or any successor thereto).

(k)  “Person” means any natural person, corporation, partnership, limited liability company, proprietorship, other business organization, trust, union, association or governmental or regulatory authority, whether incorporated or unincorporated.

(l)  “Public Sale” means a non-directed sale of shares effected through a secondary offering or other transaction on Nasdaq or another stock exchange of recognized international standing, including, without limitation, any sale pursuant to Rule 144 under the U.S. Securities Act of 1933, as amended.

(m)  “Related Parties” means, with respect to any Stockholder or any Third Party Investor, its Affiliates and any party or parties with which such Stockholder or Third Party Investor, as the case may be, and/or their respective Affiliates are acting as part of a group (as such term is used in Section 13(d)(3) of the Exchange Act); provided, however, that mere compliance by the Stockholders with the terms of this Agreement shall not, for the purposes of this Agreement, on its own, make any Stockholder a party to any group with any other Stockholder that is not its Affiliate.

(n)  “Shares” means any and all shares of Common Stock and/or shares of capital stock of the Company, by whatever name called, that are entitled to vote generally in the election of Directors (including voting rights which arise by reason of default) and shall include any such shares now owned or subsequently acquired, however acquired, including, without limitation, through stock splits and as stock dividends.  All Share calculations shall be determined assuming conversion of all Shares to Common Stock, excluding all Share Equivalents that have not been converted, exchanged or exercised, as the case may be.

(o)  “Share Equivalents” means any option, right, subscription, warrant, phantom stock right or other contract right to receive Shares or any bonds, notes, debentures or other securities of any kind whatsoever, that are, or may become, convertible into or exchangeable or exercisable for, Shares, in each case, that do not carry the right generally to vote in the election of directors until such time as they are converted, exchanged or exercised, as the case may be.  All Share Equivalent calculations shall be determined on an as-converted, exchanged or exercised into Shares basis.

(p)  “Stockholder” means MTG, Telcrest and any other stockholder of the

Company who becomes the beneficial owner of at least 10% of the Shares then outstanding and who becomes a party to this Agreement by executing an Adoption Agreement substantially in the form of Exhibit B to this Agreement.

(q)  “Tender Offer” means an offer made by a Stockholder or any of its Related Parties in accordance with Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder, to purchase all of the outstanding Shares, which, subject to Section 3.2(i) and (ii), is accepted by stockholders holding at least thirty percent (30%) of the then outstanding Shares (excluding any Shares held by such Stockholder and its Related Parties).

(r)  “Third Party Investor” means any Person who has made a filing with the Securities and Exchange Commission on Schedule 13D or Schedule TO (or any successor form) with respect to the acquisition of Shares (whether actual or proposed), other than (i) a Stockholder or any of its Related Parties or (ii) any Person acting for, or on behalf of, or together with any Stockholder or any of its Related Parties.

(s)  “Transfer” means, with respect to any Share or Share Equivalent, any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any Share or Share Equivalent), pledge, encumbrance, assignment, distribution or other disposition of such Share or Share Equivalent, or issuance or creation of any option or any voting proxy, voting trust or other voting agreement in respect of such Share or Share Equivalent, whether in a single transaction or a series of related transactions.

7.2  Effectiveness; Termination of Prior Agreements; Complete Agreement.  This Agreement shall only become effective upon the consummation of the Alfa Purchase; provided, however, that if the consummation of the Alfa Purchase does not occur on or prior to August 23, 2011, this Agreement shall be null and void and of no force or effect.  Concurrent with and conditional upon such effectiveness, Alfa, MTG and the Company have agreed that the Prior Agreement shall terminate and shall thereafter be of no further force or effect.  This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter (it being understood that Telcrest shall have no obligations or liabilities in respect of the Prior Agreement).

7.3  Termination.  This Agreement shall terminate, unless terminated sooner in accordance with Section 7.2 above, on the earlier to occur of (i) the date on which all Stockholders agree in writing to terminate this Agreement and (ii) June 6, 2015; provided, however, that Section 7.13 (Governing Law) and Section 7.14 (Dispute Resolution) shall survive termination hereof.

7.4  Ceasing to be a Stockholder.  Any Stockholder that, together with its Affiliates, ceases to beneficially own Shares representing at least five percent (5%) of the then outstanding Shares shall automatically cease to be subject to the provisions of this Agreement as, and to be considered, a “Stockholder” hereunder; provided, however that, if such Stockholder (together with its Affiliates) shall thereafter beneficially acquire Shares that result in it, together with its Affiliates, again beneficially owning Shares representing at least five percent (5%) of the then outstanding Shares, it shall again automatically and without any further action on the part of such Stockholder be subject to the provisions of this Agreement as a “Stockholder” hereunder.

7.5  Calculation of Share Ownership.  In determining the number or percentage of Shares owned by a Stockholder for purposes of ascertaining or exercising rights under this Agreement, all Shares held by Affiliates of such Stockholder shall be aggregated together (provided that no Shares shall be attributed to more than one Person within any such group of Affiliates or otherwise counted more than once).

7.6  Significant Transfers; Affiliate Acquisitions.

(a)  If any Person shall, individually or together with any of its Affiliates, directly or indirectly, acquire beneficial ownership of any Shares from a Stockholder or any Affiliate of such Stockholder (other than in either case through a Public Sale) and, after giving effect thereto, such Person and its Affiliates beneficially own in the aggregate twenty percent (20%) or more of the then outstanding Shares, then, upon the request of any Major Stockholder, such Person shall be required to execute and deliver to the Stockholders and the Company an Adoption Agreement substantially in the form of Exhibit B hereto.  Each transferring Stockholder hereby undertakes to cause any such Person to which Shares are to be so transferred to execute and deliver to the Company and each of the other Stockholders such an Adoption Agreement.

(b)  In addition, any Affiliate of any Stockholder that shall, directly or indirectly, acquire beneficial ownership of any Shares shall be required to execute and deliver to the Stockholders and the Company an Adoption Agreement substantially in the form of Exhibit B hereto.  For the avoidance of doubt, the mere ownership of a Stockholder or the fact that a Person is an Affiliate of a Stockholder shall not result in a requirement that such Affiliate or owner of a Stockholder execute an Adoption Agreement.  Each Stockholder hereby undertakes to cause its Affiliates to comply with this Section 7.6(b).

7.7  Void Transfers.  Any Transfer of any Shares or Share Equivalents that is not permitted by or is otherwise contrary to or in breach of the terms of this Agreement shall be void and transfer no right, title, or interest in or to any of such Shares or Share Equivalents to the purported transferee thereof.

7.8  Compliance with Securities Laws.  Each Stockholder undertakes and agrees to timely make all such filings with the Securities and Exchange Commission in respect of such Stockholder’s purchase, ownership and/or Transfer of any Shares or Share Equivalents and otherwise comply with applicable laws and regulations with respect thereto.

7.9  Other Arrangements.

(a)  Except for and pursuant to, or otherwise expressly permitted by, this Agreement or as otherwise permitted by this Agreement, no Stockholder shall, nor shall it permit any of its Affiliates to, (i) grant any proxy or enter into or agree to be bound by any understanding or any voting trust, voting proxy or other agreement with respect to any matters relating to the Company, its management, or any Shares or Share Equivalents, (ii) enter into any stockholders agreement or other arrangement of any kind (whether written or oral) with any Person with respect to any matters relating to the Company, its management or any Shares, including, without limitation, any agreement, understanding or arrangement with respect to the acquisition, ownership, registration, Transfer or other disposition or voting of Shares or Share Equivalents, or (iii) act, for any reason, as a member of a group or in concert with any other Person in connection with the acquisition, Transfer or other disposition or voting of Shares or Share Equivalents, in each case, in any manner that is inconsistent with any obligation of such Stockholder under this Agreement.

(b)  The Company shall not enter into any agreement or arrangement of any kind with any Person that is inconsistent with any of the rights granted to the Stockholders in this Agreement or otherwise conflicts with any of the provisions hereof.

7.10  Assignment.  The rights of any Stockholder under this Agreement may be assigned by such Stockholder to any Person to which Shares representing at least fifteen percent (15%) of the then outstanding Shares are transferred by such Stockholder in compliance with this Agreement; provided that such transferee agrees to execute and deliver to the Company and the Stockholders an Adoption Agreement substantially in the form of Exhibit B hereto.

7.11  Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

7.12  Specific Performance.  In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, each party hereto shall be entitled to specific performance of the agreements and obligations of the Company and the Stockholders hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

7.13  Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

7.14  Dispute Resolution.  Any and all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a panel of three arbitrators, using the English language, sitting in London, England and appointed in accordance with said Rules.

7.15  Notices.  All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) five (5) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) two (2) Business Days after being sent via a reputable international overnight courier service, in each case, to the intended recipient as set forth below:

If to the Company, Pravda Street 15A, 125124, Moscow, Russia, Attention: Chief Financial Officer, Facsimile: +7 495 797-4110 or at such other address as may have been furnished in writing by the Company to the Stockholders, with a copy (which copy shall not be deemed notice hereunder) to Wilmer Hale, 10 Noble Street, London EC2V 7QJ, England, Facsimile: +44-20-7645-2424.  Attention:  Timothy Corbett, Esq.; or

If to a Stockholder, at its address set forth on Exhibit A hereto or at such other address as may have been furnished in writing by such Stockholder to the Company and the other Stockholders.

Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended.  Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section 7.15.

7.16  Amendments and Waivers.  This Agreement may be amended and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and Stockholders beneficially owning, in the aggregate, at least 95% of the Shares then beneficially owned by all the Stockholders.  Without limiting the foregoing, any amendment or waiver of this Agreement that would have the effect of (i) amending or waiving the right of any Stockholder to designate a Director and/or a Co-Chairman pursuant to Section 1.1 (Board Composition) shall require the written consent of the Stockholder so affected, and (ii) amending or waiving Section 3.1 (Standstill) shall require the written consent of each of MTG and Telcrest, in each case, for so long as it is a Stockholder.  The Company shall give prompt written notice of any amendment hereof or waiver hereunder to any Stockholder that did not consent in writing to such amendment or waiver.  Any amendment or waiver effected in accordance with this paragraph shall be binding on all parties hereto, even if they do not execute such consent.  No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, condition or provision.

7.17  Pronouns.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

7.18  Counterparts; Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.  This Agreement may be executed by facsimile signatures.

7.19  Section Headings and References.  The section headings are for convenience only and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties.  Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this Agreement, unless specified otherwise.

*****

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

CTC MEDIA, INC.

By:	/s/ Boris Podolsky
Name:	Boris Podolsky
Title:	CFO

MTG RUSSIA AB

By:	/s/ Hans-Holger Albrecht
Name:	Hans-Holger Albrecht
Title:	Director

By:	/s/ Mathias Hermanson
Name:	Mathias Hermanson
Title:	Director

TELCREST INVESTMENTS LIMITED

By:	/s/ Michael Hadjimichael
Name:	Michael Hadjimichael
Title:	Director

By:	/s/ Vladimir Lobastov
Name:	Vladimir Lobastov
Title:	Director

EXHIBIT A

STOCKHOLDERS

NAME	ADDRESS	SHARES HELD

MTG Russia AB	Skeppsbron 18 Box 2094 SE-103 13 Stockholm Sweden Tel: +46 8 562 000 50 Fax: +46 8 20 50 74 Attention: Chief Financial Officer	60,008,800

Telcrest Investments Limited	Themistokli Dervi, 3 Julia House 1066, Nicosia, Cyprus	39,548,896

	Copy to: Egorov Puginsky Afanasiev & Partners Law Offices 24 Nevsky pr., Suite 132 191186, St. Petersburg, Russia Tel: +7 812 322 96 81 Fax: +7 812 322 96 82 Attention: Elena Sokolova

EXHIBIT B

FORM OF ADOPTION AGREEMENT

[date]

The undersigned, a [transferee/pledgee] of Shares of CTC Media, Inc. (the “Company”), hereby agrees to the terms and conditions of the Stockholders’ Agreement dated as of May 20, 2011 (the “Stockholders’ Agreement”) between and among the Company and certain of its Stockholders (as defined therein) and agrees to be fully bound by the terms and conditions of thereof as a “Stockholder” as if the undersigned were an original signatory thereto [in the event of a Pledgee executing add: in the event that the undersigned executes on the pledge granted under [insert name of pledge agreement].

[Name of Transferee/Pledgee]

By
Name:
Title:

Type and Number of Shares:

                 shares of                          stock